AMENDMENT NO. 1
TO
LORAL SPACE & COMMUNICATIONS INC.
INCORPORATED UNDER THE LAWS OF
THE STATE OF DELAWARE
AMENDED AND RESTATED BYLAWS

Article III, Section 14 of the Amended and Restated Bylaws of Loral Space & Communications Inc. dated December 23, 2008 is hereby amended and restated in it entirety to read as follows:

Section 14. Boards of Directors of Related Entities. So long as the Corporation continues to own, directly or indirectly, a majority of the outstanding capital stock entitled to vote generally at meetings of Loral Skynet Corporation, a Delaware corporation (“Skynet”), the Corporation shall cause the board of directors, chairman and vice chairman of the board of directors of Skynet to be the same as the Board of Directors, Chairman and Vice Chairman of the Board of Directors of the Corporation at all times. Any amendment of this Section 14 by the Board of Directors shall require the affirmative vote of not less than seventy-five percent (75%) of the Board of Directors of the Corporation.

Dated: January 12, 2010